As filed with the Securities and Exchange Commission on September 25, 2003

(S-3) Registration No. 333-

UNITED STATES SECURITIES AND  EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3674	06-1236189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Address, including zip code, and telephone number, including area code,  of registrant’s principal executive offices)

Dr. Santanu Das

President and Chief Executive Officer

TranSwitch Corporation

Three Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy C. Maguire, Esq. Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, Massachusetts 02110 Telephone: (617) 248-7000	Abigail Arms, Esq. Shearman & Sterling LLP 801 Pennsylvania Avenue, N.W. Washington, D.C. 20004 Telephone: (202) 508-8000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒    333-105332

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

(continued from previous page)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

5.45% Convertible Plus Cash Notes due September 30, 2007	4,000,000	100%		4,000,000		$324	(1)

Common Stock, par value $.001 per share	3,826,381(2)	$2.42	(3)	$9,259,841.82	(2)	$122(4)

Total Registration Fee						$446

(1)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	The 3,826,381 shares of common stock that are being registered represent an estimate of the maximum aggregate number of shares of common stock that could be issued in satisfaction of interest payments and upon conversion of the Plus Cash Notes, calculated as follows:
(a)	a maximum of 618,260 shares of common stock that would be issued if the Registrant elects, pursuant to the terms of the Plus Cash Notes, to satisfy four years of interest payments on the Plus Cash Notes (estimated to be $884,111) in shares of common stock (i.e., $884,111 ÷ $1.43 = 618,260);
(b)	a maximum of 1,809,520 shares of common stock that would be issued with respect to the base share amount if all of the Plus Cash Notes are converted by the holders thereof, assuming the maximum base share amount of 452.38 shares (i.e., ($4,000,000 ÷ $1,000) × 452.38 = 1,809,520); and
(c)	a maximum of 1,398,601 shares of common stock that would be issued with respect to the plus cash amount if all of the Plus Cash Notes are converted by the holders thereof and Registrant elects, pursuant to the terms of the Plus Cash Notes, in all cases to satisfy the plus cash amount in shares of common stock (i.e., [($4,000,000 ÷ $1,000) × $500] ÷ $1.43 = 1,398,601).

For purposes of the above calculations, Registrant has assumed (i) that selling an additional $4,000,000 of its Plus Cash Notes and (ii) that shares of common stock issuable in satisfaction of interest payments and in lieu of the plus cash amount upon conversion are issued at a per share price equal to $1.43, which is equal to 95% of the minimum threshold price of $1.50.

(3)	Estimated in accordance with Rule 457(c) and Rule 457(d) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low price of the Registrant’s common stock as reported on the Nasdaq National Market on September 22, 2003.
(4)	No additional consideration shall be received for the common stock issuable upon conversion of the Plus Cash Notes. Therefore, pursuant to Rule 457(i), no registration fee is required with respect to the shares of common stock issuable upon conversion of the Plus Cash Notes with respect to the base share amount (1,809,520) or plus cash amount (1,398,601). A registration fee of $122, with respect to the shares of common stock issuable in satisfaction of interest payments (618,260), is being paid with the filing of this Registration Statement on Form S-3.

Explanatory Note

This Registration Statement on Form S-3 is being filed by TranSwitch Corporation pursuant to Rule 462(b) and General Instruction IV of Form S-3, both as promulgated under the Securities Act of 1933, as amended, with respect to the registration of an additional $4,000,000 of its 5.45% Convertible Plus Cash NotesSM due September 30, 2007. The contents of the Registration Statement on Form S-3 (File No. 333-105332), as amended, filed by TranSwitch Corporation with the Securities and Exchange Commission, which was declared effective on September 24, 2003, is incorporated by reference into, and shall be deemed part of, this Registration Statement. The required opinion and consent are listed on an Exhibit Index attached hereto and filed herewith.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits

All exhibits filed with or incorporated by reference in Registration Statement No. 333-105332 are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement, except for the following, which are filed herewith.

Exhibit Number	Description

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP.

23.1	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shelton, Connecticut, on September 25, 2003.

TRANSWITCH CORPORATION

By:	/s/ DR. SANTANU DAS Dr. Santanu Das Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Dr. Santanu Das and Mr. Peter J. Tallian, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/s/ DR. SANTANU DAS Dr. Santanu Das	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	September 25, 2003

/s/ PETER J. TALLIAN Mr. Peter J. Tallian	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	September 25, 2003

Mr. Alfred F. Boschulte	Director	September 25, 2003

/s/ GERALD F. MONTRY Mr. Gerald F. Montry	Director	September 25, 2003

Mr. James M. Pagos	Director	September 25, 2003

/s/ DR. ALBERT E. PALADINO Dr. Albert E. Paladino	Director	September 25, 2003

Name and Signature	Title(s)	Date

Mr. Erik H. van der Kaay	Director	September 25, 2003

/s/ DR. HAGEN HULTZSCH Dr. Hagen Hultzsch	Director	September 25, 2003

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Testa, Hurwitz & Thibeault, LLP.

23.1	Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page).

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